UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
April 2, 2007
Date of report (Date of earliest event reported)
IMAX Corporation
(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation)	0-24216 (Commission File Number)	98-0140269 (I.R.S. Employer Identification Number)

2525 Speakman Drive, Mississauga, Ontario, Canada, (Address of Principal Executive Offices)	L5K 1B1 (Postal Code)
(905) 403-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On April 2, 2007, IMAX Corporation (the “Company”) entered into a consent and forbearance agreement (the “Agreement”) with a holder of approximately 33.6% of the outstanding principal amount of the Company’s 9 5/8% Senior Notes due 2010 (the “Notes”) (such holder, the “Consenting Holder”). Under the terms of the Agreement, the Company agreed to commence by April 6, 2007, a solicitation of consents (the “Consent Solicitation”) of the holders of the Notes to the waiver of certain defaults (the “Waiver”) under, and to certain proposed amendments to the reporting covenants (the “Proposed Amendment”) of, the indenture governing the Notes (the “Indenture”), and the Consenting Holder has agreed to consent to the Waiver and Proposed Amendment and not to exercise any rights or remedies which may be available to it under the Indenture in respect of certain defaults.
Item 7.01 Regulation FD Disclosure.
On April 3, 2007, the Company issued the press release attached hereto as Exhibit 99.1, announcing it is soliciting consents from the holders of its $160 million aggregate principal amount of outstanding 9 5/8% Senior Notes due 2010 to extend the deadline to file its Annual Report on Form 10-K for the year ended December 31, 2006 and all other reports required to be filed by it under the Securities Exchange Act of 1934, until May 31, 2007 or at its election until June 30, 2007. A copy of the related Consent Solicitation Statement dated April 3, 2007 is attached hereto as Exhibit 99.2.
The information in this Current Report on Form 8-K under this item 7.01, including the information set forth in Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description

99.1	Press Release dated April 3, 2007

99.2	Consent Solicitation Statement dated April 3, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)

Date: April 5, 2007	By:	/s/ “Robert D. Lister”

	Name:	Robert D. Lister
	Title:	General Counsel

	By:	/s/ “G. Mary Ruby”

	Name:	G. Mary Ruby
	Title:	Corporate Secretary